UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13D
        UNDER THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

                     WESTIN HOTELS LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                              (Name of Issuer)

                   UNITS OF LIMITED PARTNERSHIP INTERESTS
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                960 377 109
-------------------------------------------------------------------------------
                               (CUSIP Number)

                         THE HARMONY GROUP II, LLC
                         410 PARK AVENUE, SUITE 540
                             NEW YORK, NY 10022
                           ATTN: BRYAN E. GORDON
                               (646) 840-1242
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                            and Communications)



                              MAY 24, 2004
                  ----------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13(g), check the following box. [X]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 2 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON LIQUIDITY INVESTORS 103, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 3 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON/WP VALUE FUND IV, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 4 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON AVENUE INVESTMENT PARNTERS, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF, WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 5 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           THE HARMONY GROUP II, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 6 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           BRYAN E. GORDON

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           IN

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 7 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           WINDY CITY INVESTMENTS, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 8 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON WINDY CITY INVESTMENTS, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 9 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON INVESTMENT PARTNERS 20, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 10 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MIP HOLDINGS, LLC (FORMERLY KNOWN AS MADISON CAPITAL GROUP, LLC)

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 11 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON LIQUIDITY INVESTORS 100, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 12 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON LIQUIDITY INVESTORS 120, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 13 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON LIQUIDITY INVESTORS 112, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 14 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON LIQUIDITY INVESTORS 111, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 15 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON LIQUIDITY INVESTORS 119, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 16 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON OPPORTUNITY FUND, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 17 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON VALUE FUND, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 18 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON/WP VALUE FUND V, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 19 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON/WP VALUE FUND VII, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 20 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON INVESTMENT PARTNERS 13, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 21 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON INVESTMENT PARTNERS 11, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 22 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON INVESTMENTS PARTNERS 10, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 23 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           MADISON INVESTMENT PARTNERS 18, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

                                SCHEDULE 13D

CUSIP NO.   960 377 109                                         Page 24 of 31

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           THE MADISON AVENUE CAPITAL GROUP II, LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)|_|
                                                                      (b)|_|

    3   SEC USE ONLY

    4   SOURCE OF FUNDS
           WC

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) OR 2(e)                                            |_|

    6   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

   NUMBER OF    7  SOLE VOTING POWER

     SHARES           0

  BENEFICIALLY  8  SHARED VOTING POWER

    OWNED BY          0

      EACH      9  SOLE DISPOSITIVE POWER

   REPORTING          0

     PERSON    10  SHARED DISPOSITIVE POWER

      WITH            0

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                           |_|

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.0%

   14   TYPE OF REPORTING PERSON
           OO

     This Amendment No. 1 (the "Amendment") amends and supplements the Statement on Schedule 13D (the "Schedule 13D") relating to the units of limited partnership (the "Units") of Westin Hotels Limited Partnership, a Delaware limited partnership ("Westin"), previously filed by Madison Liquidity Investors 103, LLC, a Delaware limited liability company, Madison/WP Value Fund IV, LLC, a Delaware limited liability company, Madison Avenue Investment Partners, LLC, a Delaware limited liability company, Windy City Investments, LLC, a Delaware limited liability company, Madison Windy City Investments, LLC, a Delaware limited liability company, Madison Investment Partners 20, LLC, a Delaware limited liability company, MIP Holdings, LLC (formerly known as Madison Capital Group, LLC), a Delaware limited liability company, Madison Liquidity Investors 100, LLC, a Delaware limited liability company, Madison Liquidity Investors 120, LLC, a Delaware limited liability company, Madison Opportunity Fund, LLC, a Delaware limited liability company, Madison Investment Partners 13, LLC, a Delaware limited liability company, Madison Liquidity Investors 112, LLC, a Delaware limited liability company, Madison Value Fund, LLC, a Delaware limited liability company, Madison Investment Partners 11, LLC, a Delaware limited liability company, Madison Liquidity Investors 111, LLC, a Delaware limited liability company, Madison/WP Value Fund V, LLC, a Delaware limited liability company, Madison Investment Partners 10, LLC, a Delaware limited liability company, Madison Liquidity Investors 119, LLC, a Delaware limited liability company, Madison/WP Value Fund VII, LLC, a Delaware limited liability company, Madison Investment Partners 18, LLC, a Delaware limited liability company, The Madison Avenue Capital Group II, LLC, a Delaware limited liability company, The Harmony Group II, LLC, a Delaware limited liability company, and Bryan E. Gordon. Capitalized terms used and not defined in this Amendment have the meanings set forth in the Schedule 13D.

     Except as specifically provided herein, this Amendment does not modify any of the information previously reported on the Schedule 13D.

ITEM 2.  Identity and Background
         -----------------------

Items 2(a), (b) and (c) are hereby amended to add the following:

     Madison Capital has been renamed MIP Holdings, LLC, and Madison Capital Management, LLC, a Delaware limited liability company ("MCM"), became the controlling member of MIP Holdings, LLC. BTrue Productions, LLC, a Delaware limited liability company ("BTrue"), is the controlling member of MCM. Harmony is the controlling member of BTrue. Mr. Gordon controls Harmony.

     Each of MCM and BTrue is an investment vehicle. The address of the principal business and the principal office of each of MCM and BTrue is 410 Park Avenue, Suite 540, New York, New York 10022.

Items 2(d) and (e) are hereby amended to add the following:

     During the last five years, neither MCM nor BTrue has (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 4. Purpose of Transaction
        ----------------------

Item 4 is hereby amended to add the following:

     On May 24, 2004, MACG, Madison Liquidity Investors 104, LLC, a Delaware limited liability company, MLI 100, MLI 112, MLI 120, Windy City, MLI 103, MLI 111 and MLI 119 (the "Sellers") entered into an agreement to sell to Kalmia Investors, LLC, a Delaware limited liability company ("Kalmia"), at a purchase price of $802.51 per Unit, an aggregate of 10,512 Units, constituting all of the Units then beneficially owned by the Reporting Persons. The sale was consummated on May 24, 2004. The agreement pursuant to which such sale took place (the "Purchase Agreement") is filed as Exhibit 3 hereto and is incorporated herein by reference.

     In addition, the matters set forth in Item 6 below are incorporated in this Item 4 by reference as if fully set forth herein.

     As a result of the consummation of the transactions contemplated by the Purchase Agreement, as of May 24, 2004, the Reporting Persons ceased to beneficially own more than five percent of the Units and, as a result thereof, the reporting obligations of the Reporting Persons pursuant to
Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with respect to the Units, will be terminated.

ITEM 5. Interest in Securities of the Issuer
        ------------------------------------

Items 5(a), (b), (c) and (e) are hereby amended and supplemented as follows:

ITEM 5. (a), (b)
        --------

     As of May 24, 2004, none of the Reporting Persons may be deemed to beneficially own any Units.



ITEM 5. (c)
        ---

     Except as described in this Amendment, none of the Reporting Persons entered into any transactions with respect to Units during the 60-day period immediately preceding the date of this Amendment.

ITEM 5. (e)
        ---

     On May 24, 2004, the Reporting Persons ceased to be the beneficial owner of more than five percent of the Units.



ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
        -----------------------------------

Item 6 is hereby amended to add the following:

     The responses to Items 4 and 5 are incorporated herein by reference in their entirety.

      Purchase Agreement
      ------------------

     Pursuant to the Purchase Agreement, dated as of May 24, 2004, by and among the Sellers, MCM, and Kalmia, Kalmia purchased from the Sellers an aggregate of 10,512 Units at a per Unit price of $802.51 and an aggregate purchase price of $8,435,985.12.

     Under the terms of the Purchase Agreement, the parties agreed that, among other things, (a) the $50.00 transfer fee per transferring Seller charged by Westin would be borne by Kalmia, (b) each Seller would appoint Kalmia as its true and lawful agent, proxy and attorney-in-fact with respect to the Units with full power of substitution, (c) Kalmia would be entitled to any distribution made or declared by Westin to a Seller with respect to the Units on or after March 31, 2004, and (d) each Seller would withdraw as a limited partner of Westin as to the Units as of March 31, 2004 and would cause the general partner of Westin to transfer the Units sold by it on the records of Westin to the name of Kalmia.

     The foregoing description of the Purchase Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Purchase Agreement, which is incorporated herein by reference. The Purchase Agreement is filed as Exhibit 3 hereto.

     Pledge Agreement and Security Agreement
     ---------------------------------------

     In connection with the purchase and sale of Units under the Purchase Agreement, the Sellers and Kalmia entered into a Pledge Agreement, dated as of May 24, 2004 (the "Pledge Agreement"), and a Security Agreement, dated as of May 24, 2004 (the "Security Agreement"). Pursuant to the Pledge Agreement and the Security Agreement, each Seller pledged to Kalmia, as security for the Secured Obligations, a security interest in all of such Seller's right, title and interest in and to the Collateral in order to create in favor of Kalmia a valid and perfected security interest in the Collateral.

     "Collateral," with respect to a Seller, is defined to mean all of such Seller's respective rights, title and interest in and to the Units such Seller is selling to Kalmia pursuant to the Purchase Agreement, all security entitlements thereof, together with all additions thereto, replacements thereof and substitutions therefor, all payments of dividends, cash and other property received or distributed after March 31, 2004, in respect of or in exchange for or upon the conversion thereof, all rights and privileges of such Seller with respect thereto, and all proceeds thereof.

     "Secured Obligations" is defined to mean the obligations of each Seller under the Purchase Agreement, including the obligation to cause the general partner of Westin to transfer the Units to the name of Kalmia and registration of the Units in the name of Kalmia on the books of Westin.

     The foregoing descriptions of the Pledge Agreement and the Security Agreement are not intended to be complete and are qualified in their entirety by the complete text of the Pledge Agreement and the Security Agreement, respectively, which are incorporated herein by reference. The Pledge Agreement and the Security Agreement are filed as Exhibits 4 and 5 hereto, respectively.

     Except as set forth above or incorporated herein by reference, none of the Reporting Persons has any contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to any securities of Westin.

ITEM 7. Material to be Filed as Exhibits.
        --------------------------------

Item 7 is hereby amended and supplemented as follows:

3. Purchase Agreement, dated as of May 24, 2004, among the Sellers, MCM and Kalmia.

4.   Pledge Agreement, dated as of May 24, 2004, between the Sellers and
     Kalmia.

5.   Security Agreement, dated as of May 24, 2004, between the Sellers and
     Kalmia.

                                 SIGNATURE
                                 ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 25, 2004


MADISON LIQUIDITY INVESTORS 103, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director


MADISON/WP VALUE FUND IV, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON AVENUE INVESTMENT PARTNERS, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director


THE HARMONY GROUP II, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

 /s/ Bryan E. Gordon
---------------------
BRYAN E. GORDON

WINDY CITY INVESTMENTS, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON WINDY CITY INVESTMENTS, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON INVESTMENT PARTNERS 20, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MIP HOLDINGS, LLC (formerly known as Madison Capital Group, LLC)
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON LIQUIDITY INVESTORS 119, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON/WP VALUE FUND VII, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON INVESTMENT PARTNERS 18, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON LIQUIDITY INVESTORS 111, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON/WP VALUE FUND V, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON INVESTMENT PARTNERS 10, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------

        Bryan E. Gordon, Managing Director

MADISON LIQUIDITY INVESTORS 112, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON VALUE FUND, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

THE MADISON AVENUE CAPITAL GROUP II, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON INVESTMENT PARTNERS 11, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON LIQUIDITY INVESTORS 120, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON OPPORTUNITY FUND, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON INVESTMENT PARTNERS 13, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director

MADISON LIQUIDITY INVESTORS 100, LLC
By:     /s/ Bryan E. Gordon
    --------------------------------------
        Bryan E. Gordon, Managing Director